                                                                     Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED.

THIS NOTE IS SUBORDINATED TO CERTAIN SENIOR INDEBTEDNESS OF THE COMPANY. THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF COVENANTS AND AGREES THAT AMOUNTS OWING WITH RESPECT TO THIS NOTE SHALL BE SUBORDINATED IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED SUBORDINATION AND STANDBY AGREEMENT DATED AS OF FEBRUARY 23, 2000 AMONG THE ORIGINAL HOLDERS OF THE NOTES, BANK ONE, TEXAS, N.A. AND THE COMPANY, AND THE HOLDER ACCEPTS AND AGREES TO BE BOUND BY SUCH PROVISIONS.


                             TBM ACQUISITION I, INC.
                          SUBORDINATED PROMISSORY NOTE


$____________                                                  February 23, 2000
                                                           Westport, Connecticut


                  TBM ACQUISITION I, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to _______________________ (the "Holder"), or registered assigns, in lawful money of the United States of America, the principal sum of ______________________________________ DOLLARS ($__________) or such lesser principal amount as shall then be unpaid, or, if not sooner paid on February 23, 2005, together with interest (computed on the basis of the actual number of days elapsed over a year of 360 days), which shall accrue from January 1, 2001 at a rate of six percent (6.0%) per annum, compounded monthly, subject to adjustment as provided herein. Interest accruing on this Note until February 1, 2002 shall be added to principal.

                  Commencing on March 1, 2002 and thereafter on the first day of each month occurring during the remainder of the term of this Note, the Company shall make payments of interest as follows: (i) from March 1, 2002 through and including February 1, 2004, at a rate of six percent (6.0%) per annum, and (ii) from March 1, 2004 through maturity, at a rate per annum equal to the Senior Debt Rate (as defined in the Merger Agreement) plus two percent (2.0%).

                  If any principal of or interest on this Note is not paid when due, or there exists a material Event of Default, this Note shall bear interest thereafter, until such overdue principal or interest is paid in full or such material Event of Default is cured, at a rate per annum equal to the Senior Debt Rate plus two percent (2.0%).

                  Payments of principal and interest shall be made in lawful currency of the United States of America by check mailed and addressed to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, or, at the option of the Holder, at such other place in the United States of America as the Holder shall have designated to the Company in writing.

                  This Note is one of the Subordinated Notes (collectively, the "Notes") referred to in, and is entitled to the benefits and obligations of (i) the Amended and Restated Agreement and Plan of Merger dated as of February 4, 2000 among the Company, TBM Holdings, Inc. (the "Parent"), Long Reach Holdings Inc. ("LRH") and certain shareholders of LRH (the "Merger Agreement"), pursuant to which LRH was merged with and into the Company on the date hereof, (ii) the Guaranty dated as of February 23, 2000 (the "Guaranty") by the Parent in favor of the Holder and the holders of the other Notes (collectively, the "Holders"), and (iii) the Security Documents referred to below (the Notes, the Merger Agreement, the Guaranty and the Security Documents being collectively referred to as the "Note Documents").

                  Capitalized terms used herein without definition have the meanings given thereto in the Merger Agreement.

                  The Notes may be prepaid, in whole at any time or in part from time to time, without premium or penalty, provided that any such prepayment shall be made pro rata among all the Notes.

                  This Note is a registered Note and is transferable only by surrender hereof at the principal office of the Company in Westport, Connecticut, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or his attorney duly authorized in writing. The Company may treat the registered holder hereof (or, when presented duly endorsed, the holder hereof) as the absolute owner of this Note for the purpose of receiving any payments hereon and for all other purposes; and each holder from time to time of this Note, by accepting or holding the same, consents to and agrees with the provisions hereof.

Collateral Security for the Notes

                  The Notes are secured pursuant to the following security documents (the "Security Documents"): (i) the Security Agreement dated as of April 20, 1999, as amended as of the date hereof, by the Company (as successor by merger to LRH) in favor of Golub Associates Incorporated, as agent (the "Agent") for the Holders, and (ii) the Subordinated Deed of Trust, Security Agreement and Assignment of Rents and Leases dated as of April 20, 1999, as amended as of the date hereof, by the Company (as successor by merger to LRH) in favor of the Agent, in respect of the Company's property located at 12300 Amelia Drive, Houston, Texas 77045.

Covenants of the Company

         1. The Company agrees that, without the prior written consent of the Majority Stakeholders, so long as any amounts are due and owing under the Notes, the Company will not:

         (a) incur any indebtedness or guaranty obligation which ranks pari passu with or senior to the Notes, except for the Senior Debt and other indebtedness which ranks pari passu (both as to payment and collateral security) with the existing Senior Debt;

         (b) sell, lease, transfer or otherwise dispose of any of its properties, assets and rights to any person except (i) sales of inventory in the ordinary course of business, (ii) sales or other dispositions in the ordinary course of business of equipment which is obsolete, uneconomical or no longer useful in its business or which is being replaced with other equipment of substantially equal or greater utility, (iii) dispositions of obsolete inventory, and (iv) other sales or other dispositions of property, the aggregate fair market value of which, together with all such other property so sold or disposed of in any 12-month period, shall not exceed 20% of the Company's consolidated tangible assets as at the beginning of such 12-month period; provided, that if the holder(s) of the Senior Debt (the "Senior Lender") consents to actions of the Company set forth above in this paragraph (b), the Holder shall be deemed to have consented to such action;

         (c) (i) declare or pay, or set apart any funds for the payment of, any dividends in any fiscal year on any shares of its capital stock ("Shares") of the Company, (ii) apply any of its funds, property or assets to, or set apart any funds, property or assets for, the purchase, redemption or retirement of, or make any distribution, by reduction of capital or otherwise, in respect of any of its Shares or other securities, whether now or hereafter outstanding, except that any Subsidiary may from time to time declare and pay dividends to the Company and the Company may make distributions to the Parent in order to satisfy any tax liability of the Parent resulting solely from the operations of the Company;

         (d) except as provided in the next sentence of this paragraph (d), transfer any cash or property to any Affiliate of the Company, enter into any contract or transaction with any such Affiliate, or modify any outstanding contract or transaction with any such Affiliate, including without limitation the purchase, lease, sale or exchange of property or the rendering of any service to any such Affiliate. Notwithstanding anything to the contrary contained in this paragraph (d), without the consent of the Majority Holders the Company may (i) pay compensation to its full-time employees (whether or not Affiliates) in the ordinary course of business in amounts that are customary for businesses similar to that of the Company to pay to employees with similar responsibilities, (ii) pay compensation to any employee hired pursuant to the Consulting Agreement with TBM Consulting, Inc., and (iii) so long as no Default or Event of Default is in existence or would be caused thereby, pay compensation to TBM Consulting, Inc. or to a stockholder or Affiliate of the Company who is not an employee of the Company for services rendered in accordance with the provisions of an agreement which is approved by a majority of the disinterested members of the Company's Board of Directors and is on terms comparable in all material respects to the terms which would prevail in an arm's-length transaction between unaffiliated third parties; or

         (e) make any principal payment of or interest payment on, or purchase or acquire, or prepay, any indebtedness which is subordinate or junior to , or pari passu with, the Notes other than trade debt, or permit any notes or agreements evidencing indebtedness which is subordinate or junior to, or pari passu with, the Notes, or any subordination agreement executed in connection therewith, to be modified or amended or any agreement or consent to be given thereunder, whereby (i) any provisions thereof relating to the subordination thereof to the Notes are waived, modified or discharged, or (ii) there is any acceleration of the maturities therein provided.

         2. The Company agrees that it will:

                  (a) (i) permit one non-voting representative designated by the Majority Stakeholders to attend all meetings of the Board of Directors (or any comparable governing body), and of all committees thereof, of each of the Parent and the Company, (ii) pay the reasonable expenses of such representative in connection with meetings and other activities of such Boards of Directors, committees thereof or other such governing bodies of the Parent and the Company,
(iii) provide to such representative all notices, documents and information furnished to the directors of each of the Parent and the Company, at the same time as furnished to such directors, and (iv) use best efforts to notify such representative of, and permit such representative to participate by telephone in, emergency meetings of the Boards of Directors, committees thereof or other such governing bodies of each of the Parent and the Company, and to provide such representative copies of the minutes of all such meetings promptly after they are held;

         (b) maintain in full force and effect (i) insurance of the types referred to in Section 3.14 of the Merger Agreement which covers at least the same risks as the insurance maintained by LRH immediately prior to its merger into the Company, and which is in amounts equal to or greater than the insurance maintained by LRH at such time, and (ii) directors' and officers' liability insurance for the benefit of LRH's pre-Merger directors, officers and Majority Stakeholders (at the expense of the Majority Stakeholders);

         (c) keep proper books of record and account in which full and true entries will be made of all dealings or transactions relating to the business and affairs of the Company, and the Company shall cause to be furnished to the
Holder:

                  (i) as soon as practicable and in any event within thirty (30) days after the end of each month, but only if the same are prepared for internal use by the Company or for creditors, equity holders or others:
         (x) unaudited consolidated statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries for such month, and unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of such month, in the forms prepared by the Company and its consolidated Subsidiaries for their internal use consistent with past practice, and (y) in comparative form, figures for the actual results for the corresponding month in the immediately preceding fiscal year) and amounts projected for such month, together with explanations of any material variances;

                  (ii) at the same time furnished to the Senior Lender, a copy of all financial and other information furnished to the Senior Lender; and

                  (iii) as soon as practicable (but in any event not more than five (5) business days after any officer of the Company obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to a Default or an Event of Default), notice of any and all Defaults and Events of Default hereunder;

         (d) Golub Associates Incorporated, as agent (the "Agent") for the Holders, or any person designated by such agent, shall have the right, from time to time hereafter, upon prior notice to the Company to call at the place or places of business of the Company during ordinary business hours (i) to inspect, audit and check any of their books, records, journals, orders, receipts and any correspondence and other data relating to the business of the Company or to any transactions among the parties to the Note Documents, and (ii) to discuss the affairs, finances and business of the Company with any of its officers or directors;

         (e) the Company shall, and shall cause each Subsidiary to (i) maintain its corporate existence, (ii) maintain in full force and effect all bonds, franchises, patents and trademarks, and all governmental licenses, permits and authorizations, in each case which are material to the conduct of its business,
(iii) maintain in full force and effect all leases, contracts and other rights, and all non-governmental licenses, permits and authorizations, in each case the loss of which would have a Material Adverse Effect, unless the Company is able to replace the same to the reasonable satisfaction of the Holders within 30 days, and (iv) comply with all applicable laws, orders, regulations and ordinances of all Governmental Authorities, except for such laws, orders, regulations and ordinances the violation of which would not be reasonably likely to have a Material Adverse Effect;

         (f) the Company shall pay or cause to be paid all of the Company's license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of the Company's real and personal property taxes, assessments and charges and all of the Company's franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Company, or payable by the Company, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property (except for liens or charges relating to such taxes that are not yet payable), provided that the Company shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if the Company establishes adequate reserves to cover such contested taxes, assessments or charges;

         (g) the Company shall, as soon as possible, and in any event within five (5) days after the Company learns of any of the following, give written notice to the Holder of:

                  (i) any proceeding(s) being instituted or threatened to be instituted by or against the Company in any federal, state, local or foreign court or before any Governmental Authority in which injunctive relief is requested or in which the amount in controversy exceeds $50,000, and any litigation, proceeding, investigation or claim that relates in any material way to (i) any of the Note Documents, or (ii) the Certificate of Incorporation or By-laws of the Company;

                  (ii) any change in the business, assets or condition, financial or otherwise, of the Company which can reasonably be expected to have a Material Adverse Effect; and

                  (iii) the occurrence of any Event of Default as defined in the documents governing any Senior Debt; and

         (h) the Company shall promptly provide the Holder with copies of all amendments, consent letters, waivers or modifications to, and any material notices or reports provided by any Person to the Company pursuant to the terms of or in connection with, any Note Document or any document governing the Senior Debt, or the Certificate of Incorporation or Bylaws of the Company, or by the Company to any such Person.

         Events of Default

         If any of the following conditions or events shall occur and be continuing:

                  (1) the Company fails to pay all or any portion of the principal of the Notes when due; or the Company fails to pay any interest on the Notes and such failure continues for more than ten (10) days after such interest becomes due in accordance with the terms hereof; or

                  (2) the Company or the Parent, as the case may be, shall default in the performance of or compliance with any other term of the Note Documents, and such default shall continue for thirty (30) days (or, if such default is susceptible of cure, an additional period of up to thirty (30) days so long as the Company or the Parent, as the case may be, is diligently working to cure or remedy the same); or a default shall occur under any other indebtedness or guaranty of the Company or Parent or under any agreement relating thereto; or

                  (3) any warranty or representation heretofore, now or hereafter made by the Company or the Parent in or pursuant to the Merger Agreement or the Guaranty is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice or other writing furnished at any time to the Majority Stakeholders by the Company or the Parent under or pursuant to the Merger Agreement or the Guaranty, is untrue or incorrect in any material respect on the date as of which made; or

                  (4) the Company or the Parent shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or of all or any substantial part of its properties, or it or its directors shall take any action looking to its dissolution or liquidation; or the Company or the Parent voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated; or the Company or the Parent becomes insolvent or fails generally to pay its debts as they become due; or

                  (5) within 90 days after the commencement of any action against the Company or the Parent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting its operations or the business stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or within 90 days after the appointment without the consent or acquiescence of the Company or the Parent or of any trustee, receiver or liquidator of it or of all or any substantial part of properties, such appointment shall not have been vacated; or

                  (6) any material portion of the assets of the Company or the Parent is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

                  (7) the Agent, for the benefit of the Holders, shall cease to have a valid and perfected security interest in or mortgage of any of the collateral or property securing the Notes, subject only to the prior security interest therein or mortgage thereof in favor of the Senior Lender; or

                  (8) the Guaranty or any Security Document shall cease to be in full force and effect or shall be declared by a court or other Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any obligor party thereto; the validity or enforceability of any thereof against any Obligor party thereto shall be contested by any Obligor or any Affiliate; or any Obligor or Affiliate shall deny that any Obligor has any further liability or obligation thereunder; or

                  (9) there shall occur a Change of Control (as defined below) of the Parent; or the Parent shall no longer own all of the outstanding capital stock of the Company; then, and in any such event, (x) if such event is of the type described in paragraph (4) or (5) above, the Notes shall automatically become due and payable, or (y) in any other such event, and at any time thereafter, the Majority Holders by notice to the Company may declare the entire outstanding principal amount of the Notes to be, and the same shall thereupon become, immediately due and payable.

                  As used herein, "Default" shall mean any of the events specified in paragraphs (1) through (9) above, whether or not any requirement for the giving of notice, the lapse of time, or both, or the happening of any other condition, has been satisfied; and "Event of Default" shall mean any of the events specified in paragraphs (1) through (9) above, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  As used herein, "Change of Control" shall mean the occurrence of any of the following events: (i) any person or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than TBM Consulting Group, Inc., Colt Services, Inc., J.H. Whitney & Co. and each of their respective Affiliates), together with any Affiliates thereof, shall beneficially own, directly or indirectly, at least 50% of the total voting stock of the Parent; or (ii) all or substantially all of the Parent's assets are sold as an entirety to any person or related group of persons or there shall be consummated any consolidation or merger of the Parent (A) in which the Parent is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned Subsidiary of the Parent in which all shares of Common Stock of the Parent outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock of the Parent would be converted into cash, securities or other property, other than (in the case of each of (A) and (B) above) a sale of assets or consolidation or merger of the Parent in which the holders of the Common Stock of the Parent immediately prior to the sale of assets or consolidation or merger have, directly or indirectly, at least a majority of the common stock of the transferee or continuing or surviving corporation immediately after such sale of assets or consolidation or merger.

                  No remedy granted under the Note Documents or otherwise available to the Holder is intended to be exclusive of any other available remedy, but each and every remedy shall be cumulative and in addition to every other remedy granted to the Holder under the Note Documents. The Holder may exercise any all remedies concurrently or in any order which the Holder, in its sole discretion, elects.

                  This Note shall be governed by and construed in accordance with the laws of the State of Connecticut.

                                               TBM ACQUISITION I, INC.


                                               By:
                                               Name:  William A. Schwartz
                                               Title: President

                                    SCHEDULE
                            LONG REACH HOLDINGS, INC.
                       (FORMERLY TBM ACQUISITION I, INC.)
                          SUBORDINATED PROMISSORY NOTES


Holder                                                                  Amount
------                                                                  ------
LEG PARTNERS, L.P.                                                    $   13,410

LEG PARTNERS SBIC, L.P.                                               $1,401,150

LEG PARTNERS II, L.P.                                                 $1,302,930

MARWIT CAPITAL COMPANY, L.P.                                          $  282,510